UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2018

Helix TCS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55722	81-4046024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

5300 DTC Parkway, Suite 300 Greenwood Village, CO 80111
(Address of principal executive offices)

Registrant’s telephone number, including area code (720) 328-5372

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 1, 2018, Helix TCS, Inc. (the “Company”) entered into a Pledge and Security Agreement (the “Pledge Agreement”) with BTC Investment LLC, the sole holder of the outstanding Series A Preferred Stock of Bio-Tech Medical Software, Inc. (d/b/a BioTrackTHC). Pursuant to the Pledge Agreement, the Company agreed to assume, in certain circumstances, the obligations of RSF5, LLC (“RSF5”), an affiliate of the Company’s stockholder RSF4, LLC, under RSF5’s $1.75 million secured promissory note to BTC Investment (the “RSF5 Promissory Note”). RSF5 issued the RSF5 Promissory Note as part consideration for its acquisition of all of BTC Investment’s holdings of BioTrackTHC Series A Preferred Stock and paid the remaining $6.75 million consideration in cash. If RSF5 defaults on the RSF5 Promissory Note and BTC Investment so demands, the Company must issue to BTC Investment a new promissory note (the “Helix Promissory Note”) for all amounts outstanding under the RSF5 Promissory Note. In that case, BTC Investment also will transfer to the Company the BioTrackTHC Series A Preferred Stock it holds as collateral for the RSF5 Promissory Note in exchange for $50.00. The Helix Promissory Note will have a 9-month term, bear interest at 9% per year, and be secured by a second-priority security interest in all of the Company’s assets.

The description of the Pledge Agreement provided above is not complete and is qualified in its entirety by reference to the full and complete terms of the Pledge Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Pledge Agreement is incorporated by reference into this Item 2.03.

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX TCS, INC.
Date: February 7, 2018	/s/ Scott Ogur
Scott Ogur
Chief Financial Officer

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